WELLS FARGO BANK, NATIONAL ASSOCIATION Logo	Commercial Mortgage - Servicing	MAC A0357-030
P.O. Box 4036, Concord, Ca 94524
1320 Willow Pass Rd., Suite 300
Concord, CA 94520
800 986-9711

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER’S CERTIFICATE

Re:
Merrill Lynch Mortgage Investors, Inc., Commercial Mortgage Pass-Through Certificates, Series 2008-C1 issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of June 1, 2008, by and among Merrill Lynch Mortgage Investors Inc., as depositor (the “Companion Loan Depositor”) and the other parties thereto (the “ Companion Loan Transaction”)

On behalf of  Wells Fargo Bank, National Association, as master servicer (the “Master Servicer’) under that certain pooling and servicing agreement, dated as of February 1, 2008 (the “Lead Servicing Agreement”), by and among Morgan Stanley Capital I Inc, as depositor, Wells Fargo Bank, National Association as Master Servicer, and the other parties thereto, relating to Morgan Stanley Capital I Inc., Commercial Pass-through Certificates Series 2008-TOP29, I certify to the Companion Loan Depositor that (i) a review of the activities of the Master Servicer during the preceding calendar year  and of its performance under the Lead Servicing Agreement has been made under my supervision and (ii) to the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations with respect to the servicing of the Apple Hotel Portfolio Companion Loan as defined in the Pooling and Servicing Agreement (which is serviced under the Lead Servicing Agreement but part of the trust securing the Companion Loan Transaction) in all material respects throughout such year.

Wells Fargo Bank, National Association,
  as Master Servicer

/s/ Briggs A. Hawley

Briggs A. Hawley
Vice President

March 13, 2009